Exhibit 10.1

AMENDMENT NO. 1

TO

INTERIM POSITION AND NON-COMPETE AGREEMENT

This Amendment No. 1 (the “Amendment”) is made and entered into as of February 1, 2017, by and between Lamb Weston Holdings, Inc. (the “Company”), and John Gehring (“Gehring”),  and hereby amends the Interim Position and Non-Compete Agreement, entered into as of November 16, 2016, between the Company and Gehring (the “Agreement”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

I.

Paragraph 10 of the Agreement is hereby amended in its entirety to read as follows:

“(10)Gehring shall make no public statements, or request, cause or solicit any third party to make any public statements that are in any way inconsistent with the terms of this Agreement. Gehring further agrees not to make any disparaging remarks or take any action now, or at any time in the future, that could be detrimental to the reputation of the Company, or any of its directors, officers or employees. Nothing in this Agreement, however, shall prohibit Gehring from providing accurate and truthful information to any court or governmental entity; or to any person or organization in response to legal process or otherwise as required by law or administrative agency process; or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Neither does this Agreement require Gehring to withdraw, or prohibit Gehring from filing or participating in any investigation by or proceeding with any government administrative agency (such as the EEOC). The Company agrees that Tom Werner and his direct reports will not publicly make or publish any disparaging or negative comments about Gehring; provided, however, that nothing herein prohibits Mr. Werner and his direct reports from providing accurate and truthful information to any court or governmental entity; or to any person or organization in response to legal process or otherwise as required by law or administrative agency process.”

II.

Paragraph 1 of Exhibit A of the Agreement is hereby amended in its entirety to read as follows:

“1.  Claims Released.  Gehring, for himself and on behalf of anyone claiming through Gehring including each and ail of Gehring’s legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Gehring Releasors”), does hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Gehring Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which Gehring signs this Release, including, without limitation, (i) all claims arising out of or in any way relating to Gehring’s employment with or separation of employment from the Company or its affiliates; (ii) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (iii) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (v) all other common law claims; and (vi) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by Gehring or on his behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and

Medical Leave Act, the National Labor Relations Act, the Rehabilitation Act of 1973, the WARN Act, Federal Executive Order 11246 and the Genetic Information Nondiscrimination Act.”

III.

Paragraph 2 of Exhibit A of the Agreement is hereby amended in its entirety to read as follows:

“2.  Scope of Release.  Nothing in this Release (i) shall release the Company from any obligation to defend and/or indemnify Gehring against any third party claims arising out of any action or inaction by Gehring during the time of his employment and within the scope of his duties with the Company to the extent Gehring has any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance or (ii) shall affect Gehring’s right to file a claim for workers’ compensation or unemployment insurance benefits.

Gehring further acknowledges that by signing this Release, Gehring does not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC or any comparable state or local agency.  However, Gehring waives and releases, to the fullest extent legally permissible, all entitlement to any form of monetary relief directly from the Company Released Parties arising from a charge Gehring or others may file with the EEOC or any comparable state or local agency, including without limitation any costs, expenses or attorneys’ fees.  Gehring understands that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others.”

Except as specifically modified herein, all other provisions of the Agreement will remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, Lamb Weston Holdings, Inc. and John Gehring have executed this Amendment No. 1 as of the day and year first above written.

Date: February 1, 2017	Date: February 7, 2017
John Gehring By: /s/ John F. Gehring Date: February 1, 2017	Lamb Weston Holdings, Inc. By: /s/ Thomas P. Werner Date: February 7, 2017